Exhibit 4.31 Security Agreement

SECURITY AGREEMENT

This Security Agreement (this “Agreement”) is entered into as of March 24, 2005 by and among Unity Wireless Corporation, a Delaware corporation (the “Company”), and each of the Parties listed on Exhibit B hereto (each, a “Secured Party” and together, the “Secured Parties”).  Certain terms used in this Agreement have the meanings ascribed to them in the Convertible Note and Warrant Purchase Agreement dated as of March 24, 2005 by and among the Company and the parties signatory thereto (the “Purchase Agreement”).

RECITAL

A.

The Company wishes to borrow funds from the Secured Parties and is willing to return such amounts to the Secured Parties in cash or in securities as contemplated in Secured Convertible Promissory Notes in the form attached to the Purchase Agreement as Exhibit B thereto and incorporated herein by this reference (the “Notes”).

B.

The Secured Parties are willing to accept the Notes provided that the Company and each Secured Party enter into a Note, this Agreement, Purchase Agreement and such other documents as are contemplated hereby or thereby, and that the Company grant each Secured Party a security interest in the collateral contemplated hereunder.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Grant of Security Interest.  Subject to the terms and conditions of this Agreement, the Company hereby assigns, conveys, pledges, hypothecates and transfers to the Secured Parties, and hereby grants to the Secured Parties, a security interest in and to all property which is in the Company’s possession or control in any matter or for any purpose, including, without limitation, the Company’s right, title and interest in the now owned and hereafter acquired assets described on Exhibit A, and the proceeds, increase and products of such property, and all property  which the Company  may  receive on account of such  property (collectively, the “Collateral”), subject only to (i) first priority security interests that secure or will secure current or future indebtedness of the Company to commercial banks and other institutional lenders and (ii) security interests that secure or will secure indebtedness of the Company pursuant to Security Agreements dated August, 2004 (“2004 Senior Lenders”). Each Secured Party hereby agrees to subordinate its security interest to the security interest of such 2004 Senior Lenders and such present or future commercial banks or other institutional lenders, and will  at the Company’s request execute and deliver to such lenders such subordination agreements as such lenders may from time to time reasonably request. The Company is permitted to grant a lien subordinate to the lien of the Secured Parties in the Collateral to any lender.

2.

Obligation Secured.  This Agreement shall secure the performance of the Notes on the conditions set forth below.

3.

Covenants of the Company.  The Company hereby covenants and agrees with the Secured Parties as follows:

3.1

Defense.  The Company shall defend the Collateral against any adverse claims or demands. The Company shall not sell, contract for sale, discount, factor, pledge, grant or permit to arise or exist a security interest in, license, or otherwise dispose of, encumber or impair the rights of the Secured Parties to any of the Collateral, except in arms length transaction with third parties until each Note has been satisfied without the prior written approval of the Secured Parties.

3.2

Cooperation.  The Company shall cooperate with the Secured Parties to enable the Secured Parties to obtain and maintain a fully perfected security interest in the Collateral. Such cooperation shall include, without limitation, assisting the Secured Parties with the giving of such notices as the Secured Parties deem necessary or appropriate to inform third parties of the Secured Parties’ security interest in the Collateral, and executing from time to time such additional documents and instruments,  including any financing statements under the Uniform Commercial Code (“UCC”), as amended, and the UCC as in effect in the State of New York, as may be requested by the Secured Parties to perfect, continue or protect the security interest created by this Agreement, including paying the cost of filing the same in all public offices wherever filing is required by applicable law to perfect a security interest or is deemed by the Secured Parties to be necessary or desirable or otherwise to achieve the purposes of this Agreement.

3.3

Notice of Claims.  The Company shall promptly advise the Secured Parties in writing of the initiation of any legal proceedings against the Company which may have an adverse material effect on the Collateral, or the threat thereof. The Company shall promptly notify Secured Parties in writing of any event that materially affects the rights and remedies of Secured Parties in relation to the Collateral, including, but not limited to, the levy of any legal process against the Collateral.

3.4

Discharge.  The Company will pay and discharge promptly as they become due and payable all taxes, assessments and other governmental charges or levies imposed upon their income or upon any of their properties or assets, or upon any part thereof, as well as all lawful claims of any kind which, if unpaid, might by law become a lien or a charge upon the Collateral; provided that the Company shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings promptly initiated and diligently conducted.

3.5

Preserve Collateral.  The Company shall maintain the Collateral in good and saleable condition, repair it as necessary and otherwise deal with the Collateral in all such ways as are considered good practice by owners of like property, use it lawfully and only as permitted by insurance policies, and permit Secured Parties to inspect the Collateral at any reasonable time.

3.6

Deposit Proceeds.  As to Collateral which is inventory or accounts, the Company will, subject to the right of other senior secured creditors, after an Event of Default under the Notes, deposit all cash proceeds as received in a demand deposit account designated by Secured Parties, containing only such proceeds and deliver statements identifying units of inventory disposed of, accounts which give rise to proceeds, all acquisitions and returns of inventory, and all non-cash proceeds other than inventory received in trade, as required by Secured Parties.

3.7

Collect Proceeds.  As to Collateral which is accounts, chattel paper, general intangibles and proceeds, the Company warrants, represents and agrees that if an account debtor shall also be indebted to the Company on another obligation, any payment made by such account debtor not specifically designated to be applied on any particular obligation shall be considered to be a payment on the account in which Secured Parties have a security interest.

3.8

Insure Collateral.  The Company has adequate insurance insuring the Collateral against risks and liability to the extent customarily maintained by businesses similar to the Company.

3.9

Pay Costs.  The Company shall pay all costs and expenses, including reasonable attorneys’ fees, paid or incurred by the Secured Parties to enforce this Agreement, to protect the security interest of the Secured Parties in the Collateral, or to preserve, process, develop, maintain, care for or insure the Collateral, or any part thereof.

3.10

Maintain Company.  The Company will notify Secured Parties immediately of any proposed change in the debtor’s name, identity, corporate structure, location or location of Collateral.

3.11

Fulfill  Obligations.  The Company shall use all reasonable efforts to fulfill its contractual obligations under the Note, this Agreement, the Purchase Agreement and the documents contemplated thereby or hereby.

4.

Representations and Warranties.

4.1

Representations and Warranties of the Company.  The Company represents and warrants to the Secured Parties as follows:

(a)

The Company is duly organized, validly existing and in good standing under the laws of Delaware and has the power and authority to own and operate its properties, to carry on its business as currently conducted and as proposed to be conducted and to enter into and perform this Agreement.

(b)

This Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(c)

The execution and performance of this Agreement has been duly authorized and will not constitute a breach of or a default under the terms of the organizational documents of the Company or any agreement to which the Company is party or by which it is bound or restrictions on transfer under applicable federal and state securities laws.

(d)

Any officers, agents or representatives acting for or on behalf of the Company in connection with this Agreement have been duly authorized and are fully empowered to act in connection with this Agreement and all matters related thereto.

(e)

Except as set forth on Schedule 4.1(e), the Company has good and marketable title, free and clear of any and all adverse claims, liens and encumbrances, to the Collateral, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

(f)

The Company recognizes that in an Event of Default under the Note the Secured Parties may be unable to effect a public sale of all or a part of the Collateral.  The Company understands that private sales so made may be at prices and on other terms less favorable to the Company than if the Collateral were sold at public sales, and agrees that the Secured Parties have no obligation to delay the sale of any of the Collateral.  The Company agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner, if made at arms’ length.

(g)

The Company’s principal place of business is as provided in the first paragraph of this Agreement, and the Company keeps its inventory and records concerning accounts, contract rights and other property at the locations set forth on Schedule 4.1(g).

(h)

Neither the Company nor, to the best of the Company’s knowledge, any affiliate (as such term is used in Rule 405 under the Securities Act of 1933, as amended) have performed any acts which might prevent the Secured Parties from enforcing any of the terms of this Agreement or which would limit the Secured Parties in any such enforcement.  No Collateral is in the possession of any person (other than the Company) asserting any claim thereto or security interest therein.  The security interests created hereunder constitute valid security interests under the Uniform Commercial Code securing the Notes to the extent that a security interest may be created in the Collateral.

4.2

Representations and Warranties of the Secured Parties.  Each Secured Parties represents and warrants that:

(a)

the Secured Party has had an opportunity to discuss the Company’s business, management and financial affairs with its management and to obtain any additional information which the Secured Party has deemed necessary or appropriate for deciding whether or not to accept the Collateral as collateral for the Note, and has had an opportunity to receive, review and understand the disclosures and information regarding the Company’s financial statements, capitalization and other business information as set forth in Company’s filings with the Securities and Exchange Commission.

(b)

The Secured Party has such knowledge and experience in financial and business matters, including investments in other early stage companies, that it is capable of evaluating the merits and risks of the Note, and it is able to bear the economic risk of such loan.  Further, the Secured Party has such knowledge and experience in financial and business matters that he or it is capable of utilizing the information made available to him or it in connection with the loan.

(c)

If Secured Party is a corporation, partnership, trust or estate: (i) the individual executing and delivering this Agreement on behalf of the Secured Party has been duly authorized and is duly qualified to execute and deliver this Agreement on behalf of Secured Party and (ii) the signature of such individual is binding upon Secured Party.

4.3

Survival of Representations and Warranties.  All of the representations and warranties contained in this Agreement shall survive for so long as any amounts are owed under the Notes.

5.

Additional Rights of Secured Parties.

5.1

Choice of Remedies.  After an Event of Default under the Notes and any waiting or notice periods required by New York law, the Secured Parties shall have the right to do any one or more of the following:

(a)

Declare any indebtedness under the Notes immediately due and payable.

(b)

Enter the premises of the Company and enforce and exercise all of the rights and remedies of secured parties under the UCC of the State of New York.

(c)

Require the Company to assemble the Collateral and sell the Collateral, in one or more sales, for cash or on credit or to a wholesaler, retailer or user of the Collateral, at a private or public auction, all of which shall be deemed to be commercially reasonable.

(d)

Take such measures as the Secured Parties may consider necessary or desirable to preserve, process, develop, maintain or protect the Collateral or any portion thereof.

(e)

Effect the transfer of any securities included in the Collateral into the name of the Secured Parties.

(f)

Require the Company to place the interest of the Secured Parties as a lienholder on the certificate of title (or other evidence of ownership) of any vehicle or property owned by the Company or with respect to which the Company holds a beneficial interest.

(g)

File or demand the Company file any forms or other documents required to be filed with the United States Patent and Trademark Office, United States Copyright Office, or any filings in any foreign jurisdiction required to secure or protect the Secured Parties’ interest in the Collateral.

(h)

Notify an account debtor or the obligor on an instrument, if any, to make payment to the Secured Parties, whether or not the Secured Parties were theretofore  making  collections on the account or instrument.

(i)

Take control of any and all proceeds to which the Secured Parties are entitled.

5.2

No Notice.  The Secured Parties shall have no duty or obligation whatsoever to make or give any presentment, demand for performance, notice of non-performance, notice of protest or notice of dishonor in connection with the Collateral or to take any other action to preserve, protect or defend any right, title or interest of the Company with respect to any of the Collateral.  The Company waives: (a) any right to require the Secured Parties to proceed against any person before any other, or to pursue any other remedy; (b) any right to the benefit of or to direct the application of the Collateral until the obligations secured hereunder have been satisfied in full; (c) any right of subrogation to any lender until the Notes have been satisfied; or (d) any right to require the Secured Parties to (i) exhaust the Collateral, (ii) apply the Collateral in any particular order, (iii) obtain any bond under claim and deliver proceedings or retain possession of and not dispose of the Collateral taken under claim and delivery proceedings until after trial or final judgment.  The Company further waives, to the fullest extent permitted by law, all rights to notice for a judicial hearing prior to the time the Secured Parties takes possession or dispose of the Collateral upon default as provided herein.  The Secured Parties shall not be obligated to make any sale of the Collateral or any part of it if they determine not to do so, regardless of the fact that notice of sale of the Collateral may have been given.  After an Event of Default under the Notes the Secured Parties may, without notice or publication, adjourn a public or private sale of the Collateral, or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

5.3

Discharge.  In addition to all other rights given to the Secured Parties herein, the Secured Parties may, but shall not be obligated to, discharge any or all taxes, liens, security interests or other encumbrances at any time levied or placed upon the Collateral.

5.4

Insure Collateral.  If the Company should fail after reasonable request to deliver evidence of appropriate insurance to the Secured Parties, the Secured Parties may, but shall have no duty to, obtain at the Company’s cost and expense, insurance naming the Secured Parties and/or the Company as a payee, and the cost of such policy shall be secured by this Agreement and repaid by the Company.

5.5

License.  For purposes of enabling the Secured Parties to exercise their rights and remedies hereunder, the Company hereby grants to the Secured Parties an irrevocable, non-exclusive and assignable license (exercisable without payment or royalty or other compensation by the Secured Parties) to use, license or sublicense any Collateral that constitutes intellectual property, to be exercisable by the Secured Parties solely after an Event of Default under the Notes.

5.6

Power of Attorney and Notification. If an Event of Default (as defined in the Notes) has occurred and is continuing, the Company does hereby appoint the Secured Parties and its agents as Company’s attorney-in-fact: to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of the Company; to endorse the name of the Company upon any notes, checks, drafts, money orders, or other instruments, documents, receipts or Collateral that may come into its possession and to apply the same in full or part payment of any amounts owing to the Secured Parties; to sign and endorse the name of the Company upon any documents, instruments, drafts against account debtors, assignments, verifications and notices in connection with accounts, and any instrument or document relating thereto or to Company’s rights therein; and to give written notice to any office and officials of the post office to effect such change or changes of address that all mail addressed to Company may be delivered directly to Secured Parties.  If an Event of Default has occurred and is continuing, Company hereby grants to its said attorney-in-fact full power to do any and all things necessary to be done in and about the premises as fully and effectually as Company might or could do, and hereby ratifies all that its attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and is irrevocable for the term of this Agreement for all transactions hereunder and thereafter as long as the Company may be indebted to any Secured Parties under the Notes.

6.

Application of Proceeds.

6.1

Order.  All proceeds of any sale of the Collateral by the Secured Parties shall be applied as follows:

(a)

first, to the payment of all reasonable fees and expenses incurred by the Secured Parties, pro rata, in connection with any such sale, including, but not limited to, the expenses of advertising the Collateral to be sold, all court costs and reasonable fees of counsel for the Secured Parties in connection therewith, and the payment of all reasonable costs and expenses paid or incurred by the Secured Parties in connection with the exercise of any right or remedy hereunder, to the extent that such advances, costs and expenses shall not theretofore have been reimbursed to the Secured Parties; and

(b)

second, to the payment of 100% of the outstanding principal balance of the Notes, plus accrued interest, if any, on the Notes, pro rata.

6.2

Surplus or Deficiency.  Any surplus shall be delivered to the Company. If there is any deficiency, the Company shall promptly pay it to the Secured Parties on demand.

7.

Duration of Security Interest.  The grant of the security interest, and all other terms and conditions of this Agreement as set forth herein, shall terminate upon the Company’s payment in full of all indebtedness due under the Notes.  On the date that such payment in full occurs, the Secured Parties shall, within ten (10) business days, execute and file such documents and instruments, including a termination statement under the UCC, as may be required to terminate the Secured Parties’ security interest in the Collateral.

8.

Agreement Among the Secured Parties.

(a)

Payment Pro Rata.  Payment to the Secured Parties under the Notes shall be made in proportion to the principal and accrued interest then outstanding on any such date of payment to each, until such obligations are paid or retired in full.

(b)

Sharing of Payments.  If any Secured Party shall at any time receive any payment of principal, interest or other charge arising under a Note, or upon any other obligation of the Company or any sums by virtue of counterclaim, offset, or other lien that may be exercised, or from any security, other than payments made on the same date to all Secured Parties, such Secured Party shall share such payment or payments ratably with the other Secured Parties as to maintain as near as possible the unpaid balance of the loans pro rata according to the Secured Parties’ aggregate proportionate interests.

(c)

Sharing of Collateral. Upon the occurrence of any Event of Default (as defined in Notes), and if the Secured Parties proceed to exercise any rights with respect to the Collateral, the Secured Parties shall share the Collateral and the proceeds of such Collateral ratably, without priority of one over the other.

9.

Notices.  Any notice, request or other document required or permitted to be given or delivered to one of the parties herein shall be delivered in accordance with the notice provisions of the Purchase Agreement; provided, upon any permitted assignment of this Security Agreement by a Secured Party, the Secured Party shall promptly provide the Company with its contact information.

10.

Miscellaneous.

10.1

Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

10.2

Governing Law.  This  Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law thereof. The parties acknowledge that some or all of the Collateral is or may be located outside of the State of New York and that rights to the Collateral, as against other parties, may be subject to the laws of such jurisdiction(s) where the Collateral is located.

10.3

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement may be executed by facsimile.

10.4

Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.5

Attorney’s Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the Secured Parties shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which they may be entitled.

10.6

Waivers.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  The waiver of any default or event of default hereunder shall not be a waiver of any subsequent default or event of default.  The Secured Parties’ acceptance of partial or delinquent payments or the Secured Parties’ failure to exercise any rights they may have shall not waive any obligation of the Company or any rights of the Secured Parties or otherwise modify this Agreement, or waive any other similar matter.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.7

Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties to this Agreement agree that, in the event of any breach or threatened breach by the Company to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

10.8

Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith to achieve the closest comparable terms as is possible. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

10.9

Venue.  Any action, arbitration, or proceeding arising directly or indirectly from this Agreement or any other instrument or security referenced herein shall be litigated or arbitrated, as appropriate, in the State of New York.

10.10

Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements regarding the subject matter hereof existing between the parties hereto are expressly canceled.

10.11

Exculpation Among Secured Parties.  Each Secured Party acknowledges that it is not relying upon any person, firm or corporation, other than the representations and warranties of the Company contained herein or the Purchase Agreement, in making its investment or decision to accept the Collateral as security for the Notes.

IN WITNESS WHEREOF, the Company and the Secured Parties have caused this Agreement to be executed as of the date first above written.

COMPANY:	SECURED PARTY:
UNITY WIRELESS CORPORATION	___________________________________
By:_________________________________ Name: Title:	(please fill in name) By:__________________________________ Name: Title:

EXHIBIT A

This Exhibit A covers all right, title and interest of the Company in, to and under all of the following, wherever located and whether now owned or hereafter owned or acquired:

11.

all “accounts” of the Company, as defined in Section 9-106 of the Uniform Commercial Code (“UCC”), as amended, including, without limitation, all accounts receivable, obligations and contract rights owned or owing the Company;

12.

all “chattel paper” of the Company, as defined in Section 9-105(1)(b) of the UCC;

13.

all contracts, undertakings, franchise agreements or other agreements in or under which the Company may now or hereafter have any right, title or interest;

14.

all “deposit accounts” of the Company, as defined in Section 9-105(e) of the UCC, including, without limitation, any agreement relating to the terms of payment or the terms of performance thereof;

15.

all “documents” of the Company, as defined in Section 9-105(1)(f) of the UCC;

16.

all “equipment” of the Company, as defined in Section 9-109(2) of the UCC;

17.

all “fixtures” of the Company, as defined in Section 9-313(1)(a) of the UCC;

18.

all “general intangibles” of the Company, as defined in Section 9-106 of the UCC;

19.

all “instruments” of the Company, as defined in Section 9-105(1)(i) of the UCC;

20.

all “inventory” of the Company, as defined in Section 9-109(4) of the UCC;

21.

all “investment property” of the Company, as defined in Section 9-115(1)(f) of the UCC;

22.

any “security” of, held by or owned by the Company as defined in Section 8-102(c) of the UCC, including the shares of common stock or any other equity securities of [list name of companies in which the Company holds a shares or other securities].

23.

any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held (collectively, the “Copyrights”);

24.

any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

25.

any and all design rights which may be available to the Company now or hereafter existing, created, acquired or held;

26.

all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations in part of the same (collectively, the “Patents”);

27.

any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of the Company connected with and symbolized by such trademarks (collectively, the “Trademarks”);

28.

any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

29.

all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; and

30.

all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents;

31.

all property of the Company held by Secured Parties or any other party for whom the Secured Parties is acting as agent hereunder, including, without limitation, all property of every description now or hereafter in the possession or custody of or in transit to the Company for any purpose, including, without limitation, safekeeping, collection or pledge;

32.

all other goods and personal property of the Company whether tangible or intangible and whether now or hereafter owned or existing, leased, consigned by or to, or acquired by the Company and wherever located; and

33.

to the extent not otherwise included, all “proceeds” as defined in Section 9-306(1) of the UCC of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

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EXHIBIT B

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Schedule 4.1(e)

None

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Schedule 4.1(g)

None

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